January 10, 2017

Mutual Fund & Variable Insurance Trust

36 N. New York Avenue

Huntington, NY 11743

Re:       Mutual Fund Series Trust, File Nos. 033-11905 and 811-05010

Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 128 to the Mutual Fund & Variable Insurance Trust Registration Statement (the “Registration Statement”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 130 to the Registration Statement (the “Amendment”). We also consent to all references to us in the Amendment.

Sincerely,

/s/ Thompson Hine LLP

Thompson Hine LLP